Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is made and entered into as of July 1, 2021 by and between Guido Bächler (“Baechler”) and Mainz Biomed B.V. (the “Company”).

WHEREAS, Baechler has been requested to become a director (bestuurder) of the Company will be appointed director (bestuurder) of the Company on or around the date hereof (the “Effective Date”),

WHEREAS, Baechler has been granted the title of Chief Executive Officer;

WHEREAS, for the purposes of Dutch law, the legal relationship between the Company and Baechler set forth in this Agreement qualifies as a service agreement (overeenkomst van opdracht) within the meaning of Section 7:400 et seq. of the Dutch Civil Code and the Parties do not envisage creating an employment agreement (arbeidsovereenkomst) within the meaning of Section 7:610 et seq. of the Dutch Civil Code.

WHEREAS, This Agreement sets out the terms and conditions of the services to be provided by Baechler.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term.

Baechler shall perform services hereunder as of the Effective Date. The period between the Effective Date and the termination of this Agreement for any reason Baechler is hereinafter referred to as the “Services Term”.

2. Position and Duties.

2.1 Position. During the Services Term, Baechler shall serve as the Chief Executive Officer at the Board of Directors of the Company (the “Board”). In such positions, Baechler shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board and the articles of association (statuten) of the Company, which duties, authority, and responsibilities are consistent with Baechler’s position and those assigned to Chief Executive Officers of companies listed on the Nasdaq Capital Market. The Board of Directors intends to nominate Baechler to become and remain a member of the Company’s Board in accordance with Dutch law and the Company’s articles of association. Baechler shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation. Baechler will be given an indemnification agreement with terms reasonably satisfactory to Baechler. In addition, the Company and any such affiliate shall at all times maintain directors and officers insurance and such other insurance as is customary for similarly situated businesses.

2.2 Duties. During the Services Term, Baechler shall devote substantially all of Baechler’s business time and attention to the performance of Baechler’s duties hereunder; provided that you may continue as a director and/or consultant, for SummerBio, Chip Diagnostics, and Telo Genomics, and to other entities that are not directly competitive with the Company to the extent that such activities do not conflict with your obligations hereunder. Baechler will not otherwise engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board (it being acknowledged by the Company, that all directorships in other entities held by Baechler on the date hereof shall not be deemed to cause such a conflict or interference). Baechler will not be permitted without the written consent of a majority of the Board members, which shall not be unreasonably conditioned or denied, to (a) act or serve as a director, trustee, committee member, or principal of any type of company, entity or business, civic, or charitable organization and (b) purchase or own five percent (5%) or more of the publicly traded securities of any corporation or have any such ownership position in such an entity that does not represent a passive investment or that makes Baechler a controlling person of, or a member of a group that controls, such entity.

3. Place of Performance. Until such time as the Company establishes offices for its operations, Baechler shall be reimbursed up to $500 a month for the reasonable out-of-pocket cost of maintaining his workspace or office and the costs of operating such office.

4. Compensation.

4.1 Base Remuneration. Baechler’s annual base remuneration (the “Base Remuneration”) will initially be US$240,000 per year. The Company shall pay Baechler an annual Base Remuneration of US$350,000 from and after the filing of a publicly available Form F-1 with respect to any initial public offering, in the United States, of the Company’s equity securities (the “IPO”). It is anticipated that such annual Base Remuneration shall be increased starting in the year after the IPO to US$450,000, provided that the Company has made satisfactory progress towards Board approved strategic goals. The Company shall pay the Base Remuneration due hereunder in periodic installments, subject to applicable withholding, and in accordance with the Company’s customary payroll practices, but no less frequently than monthly. Baechler’s Base Remuneration shall be reviewed at least annually by the Board’s Compensation Committee or, in its absence, the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the Base Remuneration during the Services Term. However, Baechler’s base remuneration may not be decreased during the Services Term other than as part of an across-the-board remuneration reduction that applies in the same manner and same percentage as all senior employees. Baechler’s annual base remuneration, as in effect from time to time, is hereinafter referred to as “Base Remuneration”.

4.2 Annual Bonus. For each year of the Services Term following the IPO, Baechler shall be eligible to receive an annual bonus (the “Annual Bonus”) equal to 50% of the Base Remuneration. Baechler and the Board of Directors or Compensation Committee shall use reasonable efforts to mutually agree upon milestones and associated and commensurate payment amounts for any such Annual Bonus thereafter. The Annual Bonus, if any, will be paid as soon as reasonably practicable within the calendar year following the calendar year to which the Annual Bonus relates, as determined by the Compensation Committee.

4.3 Equity Awards.

(a) In consideration of Baechler entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant 200,000 restricted ordinary shares of the Company to Baechler on the Effective Date of which 100,000 restricted ordinary shares (the “Restricted Shares”) shall be subject to a claw-back pursuant to which the Company may repurchase all or some of such Restricted Shares at a per share purchase price equal to 50% of the fair market value of such share when originally issued, which claw-back will lapse as to, and no longer apply to, (i) the first 50,000 shares (x) on the one year anniversary of the IPO (or such later date agreed among Baechler and the Company) subject to the Company and/or Baechler meeting milestones to be determined by the mutual agreement of Baechler and the Company’s Board of Directors and/or Compensation Committee or (y) if the Company does not exercise such clawback within 30 days of such date and (ii) an additional 50,000 shares on the (x) second anniversary of the IPO (or such later date agreed among Baechler and the Company) subject to the Company and/or Baechler meeting milestones to be determined by the mutual agreement of Baechler and the Company’s Board of Directors and/or Compensation Committee or (y) if the Company does not exercise such clawback within 30 days of such date. For applicable tax reporting purposes, the Company shall treat its ordinary shares as having a fair market value of $0.30 per ordinary share, which is the price at which the ordinary shares were most recently issued to cash investors.

(b) On the date of the IPO, Baechler shall be granted options (“IPO Options”) to acquire at the exercise price per ordinary share paid in the IPO to acquire a number of ordinary shares (currently anticipated to be 331,000 additional shares) that will equal five percent (5%) of the outstanding ordinary shares immediately prior to the IPO (calculated excluding shares reserved for equity incentives and outstanding warrants), less (x) the 200,000 ordinary shares issued pursuant to Section 4.3(a) and (y) 54,507 ordinary shares previously acquired Baechler (as (x) and (y) may be adjusted for stock splits, dividends, recapitalization and the like). The IPO Options are to be granted pursuant to a Stock Option Plan that has been approved by the Board of Directors and shareholders of the Company and will vest over 4 years from the Effective Date in equal monthly installments, and will accelerate on a change in control or sale of substantially all of the assets of the Company. Baechler’s equity ownership will be reviewed within 12 months of the IPO for increase, if applicable, to be consistent with industry standards for CEOs of similarly situated companies.

4.4 Health Benefit Payment. The Company shall reimburse Baechler for payments to participate in any one U.S. health insurance plan and one U.S. dental plan (if not included in the U.S. Health Insurance Plan) for the benefit of Baechler and any spouse or dependents eligible under such plan in an amount of up to $3,500 per month; provided that if Baechler provides sufficient information for such payments, the Company will make such payments directly on Baechler’s behalf when due. Such amount shall not be cumulative, and if such payments are less than $3,500 per month, the difference shall not be available for future or prior months.

4.5 Benefits. During the Services Term, Baechler shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time-Off. During the Services Term, Baechler shall be entitled to twenty- (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Unused vacation time will rollover into future years.

4.8 Business Expenses. Baechler shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Baechler in connection with the performance of Baechler’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures; provided that in any calendar month where expenses are above an aggregate $10,000 any further expenses above $2,500 individually shall be first approved by at least one independent member of the Board, unless incurred in connection with existing Company policies.

4.9 Indemnification. In the event that Baechler is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Baechler or the Company related to any contest or dispute between Baechler and the Company or any of its affiliates with respect to this Agreement or Baechler’s services hereunder, by reason of the fact that Baechler is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Baechler shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all reasonable costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Moreover, the Company shall advance such reasonable costs such that Baechler will not have to submit such costs for reimbursement. This indemnification obligation shall be further documented pursuant to an indemnification agreement with customary terms and conditions that are acceptable to Baechler and the Company.

5. Termination of Agreement. This Agreement and the Services Term may be terminated by either the Company or Baechler at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ten (10) days advance written notice of any termination of this Agreement. Upon termination of this Agreement, Baechler shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

This Agreement will terminate automatically upon:

i.	resignation or death of Baechler; or

ii.	dismissal of Baechler by the general meeting of the Company, in accordance with the articles of association of the Company.

The general meeting of the Company may at any time suspend and dismiss Baechler, with due observance of the articles of association. Suspension of Baechler will not terminate this Agreement or the obligations of the parties hereunder. Any termination of this Agreement pursuant to (ii) (dismissal) shall be deemed a termination by the Company for the purposes of this Agreement.

5.1 Termination For Cause or Without Good Reason.

(a) This Agreement may be terminated by the Company for Cause or by Baechler without Good Reason. If this Agreement is terminated by the Company for Cause or by Baechler without Good Reason, Baechler shall be entitled to receive upon the Termination Date (as defined below):

(i) any accrued but unpaid Base Remuneration and accrued but unused vacation which shall be paid;

(ii) reimbursement for unreimbursed business expenses properly incurred by Baechler, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such benefits (including equity compensation), if any, to which Baechler may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Baechler be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i)	the willful, substantial and continuing failure of Baechler, after specific written notice thereof, to render services to the Company in accordance with the terms or requirements of employment, which is not cured within thirty (30) days of such notice;

(ii)	Baechler’s willful failure to attempt in good faith to implement a clear, reasonable valid and legal directive of the Board;

(iii)	Baechler’s engagement in material dishonesty, illegal conduct, or other material misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	Baechler’s conviction of embezzlement, material misappropriation, or willful fraud (1) related to Baechler’s services to the Company or (2) which would material harm to the business, standing or reputation of the Company

(v)	Baechler’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	Baechler’s deliberate disregard of the written rules or policies of the Company which is, in each case, materially injurious to the Company or its affiliates;

(vii)	Baechler’s willful unauthorized disclosure of Confidential Information (as defined below) in a manner not reasonably believed to be in furtherance of the interests of the Company, and which is, in each case, materially injurious to the Company or its affiliates; or

(viii)	Baechler’s willful and material breach of any material obligation under this Agreement or any other written agreement between Baechler and the Company, which breach is not cured in all material respects within 30 days of specific written notice with respect theretofore.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Services Term without Baechler’s written consent:

(i)	a material reduction in Baechler’s Base Remuneration (other than a general reduction in Base Remuneration that affects all similarly situated employees in substantially the same proportions);

(ii)	a material reduction in Baechler’s authority, duties or responsibilities, which shall include, without limitation, any situation other than Baechler’s resignation that results in Baechler no longer serving on the Board of Directors;

(iii)	a relocation of Baechler’s principal place of service with the Company to a place that increases Baechler’s one-way commute by more than thirty-five (35) miles as compared to Baechler’s then-current principal place of service immediately prior to such relocation (excluding regular travel in the ordinary course of business); or

(iv)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Baechler and the Company.

Except in the case of dismissal as a director, Baechler cannot resign for Good Reason unless Baechler has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of learning of the initial existence of such grounds and the Company has thirty (30) days from the date on which such notice is provided to cure such circumstances. If Baechler does not resign for Good Reason within t ninety (90) days after the first occurrence of the applicable grounds, then Baechler will be deemed to have waived Baechler’s right to terminate for Good Reason with respect to such grounds.

5.2 Termination Without Cause or for Good Reason. This Agreement and the Services Term may be terminated by Baechler for Good Reason or by the Company without Cause. In the event of such termination, Baechler shall be entitled to receive the Accrued Amounts and subject to Baechler’s compliance with ii, Section 7, Section 8, and Section 9 of this Agreement and Baechler’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”), Baechler shall be entitled to receive the following:

(a)	equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to Baechler’s Base Salary for the year in which the Termination Date occurs, which shall begin within ten (10) days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Baechler during the period beginning on the Termination Date and ending twelve (12) months thereafter;

(b)	An amount equal to Baechler’s target Annual Bonus for the year in which the termination takes place, with all criterion for such Annual Bonus deemed to be achieved; and

(c)	Vesting of an additional 12 months (removing any cliff) under all time-based vesting schedules for equity based incentives held by Baechler;

(d) the Company shall reimburse Baechler for up to $3,500 of the monthly U.S. health insurance premium paid by Baechler for himself and his dependents. Such reimbursement shall be paid to Baechler on the tenth of the month immediately following the month in which Baechler timely remits the premium payment. Baechler shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date Baechler is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Baechler becomes eligible to receive health insurance coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(d) in a manner as is necessary to comply with the ACA, while providing as much of the intended benefit as possible.]

5.3 Death or Disability.

(a) Baechler’s employment hereunder shall terminate automatically upon Baechler’s death during the Services Term, and the Company may terminate Baechler’s this Agreement on account of Baechler’s Disability.

(b) If this Agreement on account of Baechler’s death or Disability, Baechler (or Baechler’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with Baechler’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean Baechler’s inability, due to physical or mental incapacity, to perform the essential functions of Baechler’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Baechler’s Disability as to which Baechler and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Baechler and the Company. If Baechler and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Baechler shall be final and conclusive for purposes of this Agreement.

5.4 Notice of Termination. Any termination of this Agreement hereunder by the Company or by Baechler during the Services Term (other than termination pursuant to Section 5.3(a) on account of Baechler’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 27. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Baechler’s services under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. Baechler’s “Termination Date” shall be:

(a) If this Agreement is terminated on account of Baechler’s death, the date of Baechler’s death;

(b) If this Agreement is terminated on account of Baechler’s Disability, the date that it is determined that Baechler has a Disability;

(c) If the Company terminates this Agreement hereunder for Cause, the date the Notice of Termination is delivered to Baechler;

(d) If the Company terminates this Agreement without Cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Baechler with a lump sum payment equal to ten (10) days’ Base Remuneration in lieu of such notice, which shall be paid in a lump sum on Baechler’s Termination Date and for all purposes of this Agreement, Baechler’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If Baechler terminates this Agreement with or without Good Reason, the date specified in Baechler’s Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the notice period for no consideration by giving written notice to Baechler and for purposes of this Agreement, Baechler’s Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Baechler incurs a “separation from service” within the meaning of Section 409A.

5.6 Resignation of All Other Positions. Upon termination of this Agreement for any reason, Baechler shall be deemed to have resigned from all positions that Baechler holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates (unless otherwise agreed to by a majority of the Board).

5.9 Section 280G.

(a) If any of the payments or benefits received or to be received by Baechler (including, without limitation, any payment or benefits received in connection with a Change in Control or Baechler’s termination, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner reasonably determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A solely to the extent that, and only until, the amount to be received by Baechler on an after-tax basis is greater than the amount that would be received by Baechler in the absence of any such reduction.

(b) All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Baechler for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Baechler shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which Baechler will be involved during the Services Term may necessitate Baechler’s cooperation in the future. Accordingly, following the termination of this Agreement for any reason, to the extent reasonably requested by the Board, Baechler shall cooperate with the Company in connection with matters arising out of Baechler’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Baechler’s other activities. The Company shall reimburse Baechler for reasonable expenses incurred in connection with such cooperation and, to the extent that Baechler is required to spend more than a de minimus amount of time on such matters, the Company shall compensate Baechler at an hourly rate based on Baechler’s Base Remuneration on the Termination Date.

7. Confidential Information. Baechler understands and acknowledges that during the Services Term, Baechler will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including that relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

Baechler understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Baechler understands and agrees that Confidential Information includes information developed by Baechler in the course of Baechler’s engagement by the Company as if the Company furnished the same Confidential Information to Baechler in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Baechler; provided that, such disclosure is through no direct or indirect fault of Baechler or person(s) acting on Baechler’s behalf.

(b) Company Creation and Use of Confidential Information.

Baechler understands and acknowledges that the Company and its affiliates (the “Group”) have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings and business. Baechler understands and acknowledges that as a result of these efforts, the they have created, and continue to use and create Confidential Information. This Confidential Information provides them with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

Baechler agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Group and, in any event, not to anyone outside of the direct employ of the Group except as required in the performance of Baechler’s duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Group, except as required in the performance of Baechler’s duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Baechler shall promptly provide written notice of any such order to the Board.

8. Restrictive Covenants.

8.1 Acknowledgement. Baechler understands that the nature of Baechler’s position gives Baechler access to and knowledge of Confidential Information and places Baechler in a position of trust and confidence with the Group. Baechler understands and acknowledges that the intellectual or artistic and other services Baechler provides to the Group are unique, special, or extraordinary because of the unique nature of the automotive and manufacturing industries.

Baechler further understands and acknowledges that the Group’s ability to reserve these for the exclusive knowledge and use of the Group is of great competitive importance and commercial value to the Group, and that improper use or disclosure by Baechler is likely to result in unfair or unlawful competitive activity.

8.2 Non-Solicitation of Employees. Baechler agrees and covenants not to directly or indirectly solicit, , recruit, or recruit, or induce the termination of employment of any employee of the Group during twelve (12) months, to run consecutively, beginning on Termination Date; provided however that this Section 8.2 does not apply to any such employee that responds to a position opening that is generally advertised and not targeted towards such individual or any employee that contacts Baechler without first being directly or indirectly contacted by Baechler.

8.3 Non-Solicitation of Customers. Baechler understands and acknowledges that because of Baechler’s experience with and relationship to the Group, Baechler will have access to and learn about much or all of the Group’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

Baechler understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

Baechler agrees and covenants, during eighteen (18) months, to run consecutively, beginning on the last day of Baechler’s engagement with the Company, not to use the Company’s trade secrets to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, customers (as of the Termination Date) for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9. Non-Disparagement. Baechler and Company each agree and covenants that such party will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group or its businesses, or any of its employees, officers, and investors and other associated third parties or Baechler.

This Section 9 does not, in any way, restrict or impede Baechler from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Baechler shall promptly provide written notice of any such order to the Board.

10. Acknowledgement. Baechler acknowledges and agrees that the services to be rendered by Baechler to the Company are of a special and unique character; that Baechler will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Baechler’s relationship with the Company; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Group.

Baechler further acknowledges that the amount of Baechler’s compensation reflects, in part, Baechler’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that Baechler has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Baechler will not be subject to undue hardship by reason of Baechler’s full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by Baechler of Section 7, Section 8, or Section 9 of this Agreement, Baechler hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief

12. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.. Any arbitral award determination shall be final and binding upon the parties.

13. Proprietary Rights.

13.1 Work Product. Baechler acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Baechler individually or jointly with others during the Services Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Baechler for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. Baechler acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Baechler hereby irrevocably assigns to the Company, for no additional consideration, Baechler’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after the Services Term, Baechler agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Baechler hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Baechler’s behalf in Baechler’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Baechler in physically unable to cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Baechler’s subsequent incapacity.

13.4 No License. Baechler understands that this Agreement does not, and shall not be construed to, grant Baechler any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Baechler by the Company.

14. Security.

14.1 Security and Access. Baechler agrees and covenants (a) to comply with all Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Group intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Baechler’s engagement by the Company, whether termination is voluntary or involuntary. Baechler agrees to notify the Company promptly in the event Baechler learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Group property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of this Agreement or (b) the Company’s request at any time during Baechler’s engagement, Baechler shall (i) provide or return to the Company any and all Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Baechler, whether they were provided to Baechler by the Group or any of its business associates or created by Baechler in connection with Baechler’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Baechler’s possession or control, including those stored on any non- Group devices, networks, storage locations, and media in Baechler’s possession or control.

15. Publicity. Baechler hereby irrevocably consents to any and all good faith, reasonable uses and displays, by the Group and its agents, representatives and licensees, of Baechler’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Baechler’s engagement by the Company, for all legitimate commercial and business purposes of the Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Baechler. Baechler hereby forever waives and releases the Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Baechler’s engagement by the Company, arising directly or indirectly from the Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. To the extent that any action or proceeding by either of the parties to enforce this Agreement is not brought in accordance the arbitration provisions of Section 12 hereof, they shall be brought exclusively in a state or federal court located in Santa Clara County, CA. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Nothing contained herein is intended to affect or modify the characterization of Baechler’s relationship with the Company as such relationship may be provided for under California law.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Baechler and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

19. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Baechler and by the Chairman of the Company’s Board of Directors as directed by the Board and/or the Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or pursuant to arbitration under Section 12) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

21. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Tolling. Should Baechler violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Baechler ceases to be in violation of such obligation.

24. Section 409A.

24.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of this Agreement shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Baechler on account of non-compliance with Section 409A.

24.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Baechler in connection with termination of this Agreement is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Baechler is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Baechler’s death (the “Specified Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Baechler’s separation from service occurs shall be paid to Baechler in a lump sum on the Specified Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Each payment hereunder shall be treated as a separate payment for purposes of applying Section 409A.

24.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to Baechler on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Baechler on or before December 31 of the calendar year immediately following the calendar year in which Baechler remits the related taxes.

24.5 Payments During Release Execution Period. In that the Release Execution Period begins in one calendar year and ends in a subsequent calendar year, any payments that would become payable to Baechler during the Release Execution Period shall be paid on the first regularly scheduled payroll date in such subsequent calendar year.

25. Notification to Subsequent Employer. When this Agreement terminates the Company terminates, Baechler agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. Baechler will also deliver a copy of such notice to the Company before Baechler commences employment with any subsequent employer. In addition, Baechler authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Baechler’s subsequent, anticipated, or possible future employer.

26. Successors and Assigns. This Agreement is personal to Baechler and shall not be assigned by Baechler. Any purported assignment by Baechler shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

27. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Robert-Koch-Strasse 50

55129 Mainz, Germany

Attention: Marco Messina
E-Mail: marco@messina.consulting

If to Baechler:

Guido Baechler

3150 Porter Drive

Palo Alto CA 94306

Guido.baechler@mainz-biomed.com

With a copy (which shall not constitute notice) to:

Adrian M. Rich

Perkins Coie LLP

arich@perkinscoie.com

28. Representations of Baechler. Baechler represents and warrants to the Company that:

Baechler’s execution of this Agreement and the performance of Baechler’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Baechler is a party or is otherwise bound. Baechler’s execution of this Agreement with the Company and the performance of Baechler’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

29. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

30. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

31. Acknowledgement of Full Understanding. Baechler ACKNOWLEDGES AND AGREES THAT Baechler HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. Baechler ACKNOWLEDGES AND AGREES THAT Baechler HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF Baechler’S CHOICE BEFORE SIGNING THIS AGREEMENT.

32. Expenses. Company will reimburse Baechler for legal fees in the amount of up to $7,500 incurred in connection with the review and negotiation of this Agreement. Should Baechler determine in the future that any request by the Company makes it desirable for Baechler to obtain individual counsel, Company shall reimburse the reasonable fees and expenses incurred by Baechler for any such advice.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mainz Biomed B.V.

By
Name:
Title:

BAECHLER

Signature:
Print Name:	Guido Bächler